Exhibit 3.1

AMENDMENT TO COMPOSITE BY-LAWS

OF

AMEDISYS, INC.

Incorporated under the Laws of the State of Delaware

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THIS AMENDMENT TO THE COMPOSITE BY-LAWS OF AMEDISYS, INC. (this “Amendment”), is made as of October 20, 2021, by the Board of Directors (the “Board”) of Amedisys, Inc., a Delaware corporation (the “Corporation”).

W I T N E S S E T H:

WHEREAS, the Board desires to amend the Composite By-Laws of the Corporation (inclusive of amendments dated October 17, 2019) (the “By-Laws”) to add an exclusive forum provision; and

WHEREAS, Section 8.1 of the By-Laws grants the Board the power and authority to alter, amend or repeal the By-Laws.

NOW THEREFORE, for and in consideration of the foregoing premises, the Board hereby amends the By-Laws as follows:

1. Amendment. A new Article IX shall be added to the By-Laws, as follows:

ARTICLE IX.

EXCLUSIVE FORUM

SECTION 9.1.

(a) Exclusive Forum for Internal Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation or the By-Laws of the Corporation; or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein.

(b) Personal Jurisdiction. If any action the subject matter of which is within the scope of this Section 9.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 9.1 (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c) Notice. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.1.

SECTION 9.2. Exclusive Forum for Securities Act Claims. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.2. If any action the subject matter of which is within the scope of this Section 9.2 is filed in a court other than a federal district court of the United States of America (a “foreign securities act action”) in the name of any stockholder (current, former or future), such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce this Section 9.2 (a “Section 9.2 enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the Section 9.2 enforcement action as agent for such stockholder.

2. No Other Amendments. The foregoing shall constitute the only amendment to the By-Laws, which shall remain in full force and effect in accordance with its terms.

3. Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them as set forth in the By-Laws.

4. Approval. This Amendment was duly adopted by an affirmative vote of a majority of the Whole Board in accordance with Section 8.1 of the By-Laws.

CERTIFICATE OF SECRETARY

The undersigned does hereby certify that (a) she is the duly elected and qualified Secretary of Amedisys, Inc., a Delaware corporation, and (b) the foregoing is a true and correct copy of the Amendment to the Composite By-Laws of the Corporation, duly adopted by the Board of Directors on October 20, 2021.

/s/ Jennifer Guckert
Jennifer Guckert, Secretary